Exhibit 3.39

LIMITED LIABILITY COMPANY AGREEMENT

OF

M&M FORT MYERS HOLDINGS, LLC

a Delaware limited liability company

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS; THE COMPANY	1

1.1.	Definitions	1

1.2.	Formation	1

1.3.	Name	1

1.4.	Purposes	1

1.5.	Intent	2

1.6.	Offices	2

1.7.	Agent for Service of Process	2

1.8.	Term	2

1.9.	Public Filings	2

1.10.	Independent Activities	2

SECTION 2.	MANAGER; MEMBERS; CAPITAL CONTRIBUTIONS	3

2.1.	Manager and Members	3

2.2.	Acquisition of Property; Initial Capital Contributions	3

2.3.	Additional Contributions	4

2.4.	Failure to Contribute	4

2.5.	Limitations Pertaining to Capital Contributions	6

SECTION 3.	Intentionally Omitted	7

SECTION 4.	DISTRIBUTIONS	7

4.1.	Distributions of Net Cash Flow	7

4.2.	Withholding	7

SECTION 5.	TAX ALLOCATIONS	8

5.1.	General Allocation Rules	8

5.2.	Regulatory Allocations	8

5.3.	Capital Account	9

SECTION 6.	MANAGEMENT	9

6.1.	Management of Company	9

6.2.	Manager	9

6.3.	Information and Meetings	10

6.4.	Member Decisions	11

6.5.	Required Effort; Standard of Care	11

6.6.	Acts Requiring Member Approval	11

6.7.	Compensation and Reimbursement of Manager/Members	13

6.8.	Limitations on Liability; Indemnity	13

SECTION 7.	BOOKS AND RECORDS	13

7.1.	Books and Records	13

7.2.	Tax Matters	13

SECTION 8.	TRANSFER OF COMPANY INTERESTS; NEW MEMBERS; DEFAULT REMEDY	14

8.1.	General	14

8.2.	Permitted Transfers.	14

8.3.	Assignee of Member’s Interest	14

8.4.	Substituted Members	15

8.5.	Effective Date of Transfer	15

8.6.	Event of Default	15

8.7.	Additional Limitations on Transfer	15

SECTION 9.	DISSOLUTION AND TERMINATION	15

9.1.	Dissolution	15

9.2.	Winding Up	16

9.3.	Certificate of Cancellation	16

SECTION 10.	Intentionally Omitted	16

SECTION 11.	DEFAULT AND REMEDIES	16

11.1.	Events of Default	16

11.2.	Remedies	18

11.3.	Non-Exclusive Remedies	18

SECTION 12.	MISCELLANEOUS	19

12.1.	Notices	19

12.2.	Binding Effect	19

12.3.	Construction	19

12.4.	Time	19

12.5.	Headings	19

12.6.	Severability	19

12.7.	Incorporation by Reference	20

12.8.	Additional Documents	20

12.9.	Variation of Pronouns	20

12.10.	Arbitration; Choice of Forum; Governing Law	20

12.11.	Waiver of Action for Partition	20

12.12.	Counterpart Execution; Facsimile Signatures	20

12.13.	Entire Agreement	21

12.14.	Representations and Warranties	21

12.15.	Glossary	22

LIST OF SCHEDULES

Schedule 2.1	Members

Schedule 2.2	Initial Capital Contributions

Schedule 12.10	Arbitration of Disputes

LIMITED LIABILITY COMPANY AGREEMENT

OF

M&M FORT MYERS HOLDINGS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into as of December 31, 2008, by and between Mandell Ft. Myers, LLC, a Florida limited liability company (“Mandell”), as the Manager and a Member of the Company, and Meritage Paseo Crossing, LLC, an Arizona limited liability company (“Meritage”), as a Member of the Company.

SECTION 1. DEFINITIONS; THE COMPANY

1.1. Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 12.15.

1.2. Formation. Effective and conditioned on the filing of the Certificate, the Members hereby form the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and the Certificate.

1.3. Name. The name of the Company is M&M FORT MYERS HOLDINGS, LLC. The name of the Company may be changed from time to time upon the approval of all the Members.

1.4. Purposes. The sole purposes of the Company are to:

(a) enter into the Purchase Agreement;

(b) acquire the real property described in the Purchase Agreement (the “Property”) in accordance with the terms of the Purchase Agreement, and in connection therewith, enter into all documents and instruments contemplated by the Purchase Agreement;

(c) own, maintain, manage, repair, replace, and otherwise deal with any improvements constructed on or to any of the Property as of the Company’s acquisition of the Property;

(d) sell, transfer, assign, or otherwise dispose of all or any part of the Property and the improvements thereto; and

(e) engage in all activities that are necessary, incidental, related, or convenient to the foregoing (collectively, the “Business”).

The purposes of the Company shall be limited to only those purposes specified in this Section 1.4. Without the consent of all of the Members, the Company shall not engage in any activity or business other than the Business, and neither the Manager nor any Member shall have any authority to hold itself out as a general agent of the Company or any other Member in any other business or activity.

1.5. Intent. It is the intent of the Members that the Company always shall be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. Neither the Manager nor any Member shall take any action inconsistent with the express intent of the parties hereto. The Company is not a “partnership” for purposes of the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act and the Members are not partners.

1.6. Offices. The Company shall maintain a registered office in Delaware at a location designated by the Manager and approved by all of the Members. The registered office may be changed to any other place within the State of Delaware as the Manager may designate from time to time upon the approval of all of the Members. The Company’s principal place of business shall be at 131 S. New York Avenue, Winter Park, Florida 32789, or at such other location or locations as may be approved by all of the Members from time to time.

1.7. Agent for Service of Process. The Manager shall designate agents for service of legal process on the Company in Delaware and Florida from time to time in accordance with applicable law upon written notice to the Members thereof.

1.8. Term. The term of the Company shall commence upon the filing of the Certificate with the Delaware Secretary of State and shall continue until the Company is dissolved in accordance with this Agreement.

1.9. Public Filings. The Manager shall cause a Certificate of Formation (the “Certificate”) to be filed with the Delaware Secretary of State and shall cause to be filed with the Florida Division of Corporations such documents as are necessary to qualify the Company to transact business in Florida as a foreign limited liability company (the “Application for Registration”). The Manager shall cause to be filed any amendments to the Certificate and/or the Application for Registration that are necessary to reflect amendments to this Agreement adopted by the Members in accordance with the terms hereof or to comply with the requirements of applicable laws.

1.10. Independent Activities.

(a) General Scope of Independent Activities. The Members hereby expressly agree and acknowledge that each of the Members, either directly or through its respective Affiliates, is or may be involved in transactions, investments, and business ventures and undertakings of every type and nature, which include, without limitation, activities that are not associated in any manner with real estate, as well as the ownership, construction, development, marketing, sale, lease, and operation of real property and improvements of every type and nature thereon (all such investments and activities being referred to hereinafter, collectively, as the “Independent Activities” and individually, as an “Independent Activity”).

(b) Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (i) prohibit any Member or any of its respective Affiliates from continuing, acquiring, owning, or otherwise participating in any Independent Activity that is not owned or operated by the Company, even if such Independent Activity is or may be in competition with the Company; (ii) require any Member or any of its Affiliates to allow the

Company or any other Member to participate in the ownership or profits of any such Independent Activity; or (iii) require any Member or any of its Affiliates to provide notice to the Company or any Member regarding any Independent Activity of such Person. To the extent any Member would have any rights or claims against any other Member as a result of the Independent Activities of such Member or its Affiliates, whether arising by statute, common law, or in equity, the same are hereby waived.

(c) Limitation on Company Opportunities. Each Member hereby represents and warrants to the other Member that neither the warranting Member nor any of its Affiliates has been offered, as an inducement to enter into this Agreement, the opportunity to participate in the ownership or profits of any present or future Independent Activity of any kind whatsoever of any other Member or any of its Affiliates. The Members expressly acknowledge that the opportunities of the Company shall be limited to the Business with respect to the Property and shall not extend to any other property, investment, or activity, including, without limitation, any real property other than the Property.

(d) Acknowledgment of Reasonableness. Each of the Members hereby expressly acknowledges, represents, and warrants to each other Member that the warranting Member is a sophisticated investor, owner, operator, and/or developer of real property and other business ventures, such warranting Member understands the terms, conditions, and waivers set forth in this Section 1.10, and that the provisions of this Section 1.10 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

(e) Applicability to Manager. This Section 1.10 shall have the same application to the Manager as to each Member.

SECTION 2. MANAGER; MEMBERS; CAPITAL CONTRIBUTIONS

2.1. Manager and Members.

(a) Manager. Subject to the terms and conditions of this Agreement, Mandell shall be the Manager of the Company for so long as it is also a Member of the Company. If Mandell ceases to be the Manager, a replacement Manager shall be designated by the Members at such time; provided that pending appointment of a replacement Manager, all rights of the Manager under this Agreement shall be vested in the Members at such time, and shall be exercised by the unanimous approval of all such Members.

(b) Members. The names and business addresses of the initial Members are set forth on Schedule 2.1, which shall be updated from time to time to correct any information thereon that ceases for any reason to be accurate, including, without limitation, the admission of a Substituted Member in the place of another Member in accordance with this Agreement.

2.2. Acquisition of Property; Initial Capital Contributions.

(a) Acquisition of Property. The Company shall purchase the Property on the terms and conditions set forth in the Purchase Agreement. The Manager and the Members have received a copy of the Purchase Agreement (including all exhibits thereto and any escrow instructions and other ancillary agreements pertaining thereto) and by executing this Agreement hereby approve the Company’s purchase of the Property on the terms and conditions set forth in the Purchase Agreement.

(b) Initial Capital Contributions. The initial Capital Contributions to be made by each Member and the agreed value thereof for purposes of determining the Member’s initial Capital Accounts are set forth on Schedule 2.2. The Members hereby covenant and agree to make such initial Capital Contributions to the Company at a time and in a manner that permits the Company to satisfy its obligations under the Purchase Agreement at the Acquisition Closing, or as otherwise agreed to by the Members.

2.3. Additional Contributions. In addition to the initial Capital Contributions specified in Section 2.2 above, if the funds available to the Company are insufficient to pay Mandatory Expenses when due, the Manager (or any Member if the Manager fails and refuses to do so) may deliver a written request (a “Contribution Notice”) to each of the Members calling for additional Capital Contributions to the Company (“Additional Capital Contributions”), in which event each Member shall be required to make an Additional Capital Contribution in an amount equal to the total funds required by the Company, as set forth in the Contribution Notice, multiplied by such Member’s Percentage Interest. Each Contribution Notice shall specify in reasonable detail the Mandatory Expenses to be paid from the Additional Capital Contributions called for therein. Additional Capital Contributions pursuant to this Section 2.3 shall be funded on a monthly basis, in cash, based on the anticipated cash requirements of the Company for Mandatory Expenses, and shall be due not later than fifteen (15) Business Days following a Contribution Notice, and shall be applied solely for the purpose of paying Mandatory Expenses in accordance with any applicable Contribution Notice. Additional Capital Contributions pursuant to this Section 2.3 shall be made by wire transfer to, or deposit of other immediately available funds in, the Bank Account. No Member shall be permitted to fund less than its entire share of any Additional Capital Contributions required under a Contribution Notice (i.e., each Member shall contribute either all or none of its share of such Additional Capital Contributions). Except as otherwise agreed upon by a Member in writing, a Member shall be liable only to make its initial Capital Contributions as required under Section 2.2 and its Additional Capital Contributions as required under this Section 2.3, and shall not be required to make any other Capital Contributions or loans to the Company after its obligations to make such Capital Contributions have been satisfied in full.

2.4. Failure to Contribute.

(a) Delinquent Notice. If any Member (a “Delinquent Member”) fails to make any Capital Contributions required under Section 2.3 when due (a “Delinquent Amount”), and if the other Member (the “Non-Delinquent Member”) has funded its required Capital Contributions under Section 2.3, then the Non-Delinquent Member, may give written notice (a “Delinquency Notice”) to the Delinquent Member, setting forth the Delinquent Amount. From and after the Delinquency Notice and until such time, if any, as the Delinquent Member’s failure to fund the Delinquent Amount has been fully cured in accordance with Section 2.4(d), the Delinquent Member shall have no voting, consent, or approval rights hereunder with respect to matters that are otherwise subject to the Members’ consent or approval under this Agreement and, notwithstanding anything in this Agreement to the contrary, such Delinquent Member shall not be considered for purposes of satisfying any quorum, voting, consent, or approval requirements, including, without limitation, any requirement for unanimous consent of approval.

(b) Delinquent Remedies. If the Delinquent Member fails to contribute the Delinquent Amount within ten (10) Business Days following a Delinquency Notice, then at any time thereafter until the Delinquent Member fully cures such failure to contribute in accordance with Section 2.4(d), the Non-Delinquent Member may elect, but shall not be required to:

(i) require the Company to promptly return to the Non-Delinquent Member all or part of the Capital Contributions made by the Non-Delinquent Member to the Company pursuant to the Contribution Notice that gave rise to the Delinquent Amount (the “Disproportionate Contributions”), in which case, the Non-Delinquent Member shall be required to recontribute such amounts to the Company if and only if the Delinquent Member’s failure to fund the Delinquent Amount has been fully cured in accordance with Section 2.4(d) (in which event the Non-Delinquent Member shall recontribute the Disproportionate Contributions within ten (10) Business Days following such cure and the failure to do so shall be deemed a failure to contribute pursuant to this Section 2.4); and/or

(ii) re-characterize at any time all or part of the Non-Delinquent Member’s Disproportionate Contributions as a loan to the Company and/or advance all or part of the Delinquent Amount as a loan to the Company (each such loan being referred to hereinafter as a “Member Loan”).

The foregoing remedies shall be treated for all purposes as concurrent, nonexclusive remedies, in addition to, and not in lieu of, any other remedies available under this Agreement (including, without limitation, under Section 11 below) or at law or in equity.

(c) Terms of Member Loans. Member Loans shall be obligations of the Company and shall bear interest at a rate equal to the greater of (i) the Prime Rate plus six percent (6%) per annum, or (ii) eighteen percent (18%) per annum, in each case, compounded annually; provided that any applicable laws limiting the rate of interest that may be legally charged with respect to a Member Loan shall be taken into account and, if applicable, the rate of interest charged on the Member Loan shall be reduced to the maximum rate of interest permitted by such laws. Member Loans shall be repaid from the Net Cash Flow of the Company prior to any distributions under Section 4. Any payments on Member Loans shall be applied first to accrued, unpaid interest, until all such interest is paid in full, and then to principal.

(d) Cure Rights. For a period of thirty (30) days following delivery of a Delinquency Notice, the Delinquent Member shall have the right to cure its failure to make a required Capital Contribution by contributing to the Company an amount equal to all, but not less than all, of the Delinquent Amount and by paying directly to the Non-Delinquent Member the full amount of any accrued and unpaid interest on any Member Loans made by the Non-Delinquent Member. Amounts contributed by the Delinquent Member to the Company pursuant to this Section 2.4(d) shall be distributed to the Non-Delinquent Member to the extent that the Non-Delinquent Member has made a Member Loan with respect to such Delinquent Amount. If such contributed amounts are used to repay a Member Loan, then the portion of the

Member Loan that remains unpaid following such payment shall thereafter be treated as a Capital Contribution by the Non-Delinquent Member, with the result that the amount contributed by the Delinquent Member and the amount treated as a Capital Contribution by the Non-Delinquent Member shall stand in proportion to their respective Percentage Interests. Notwithstanding the foregoing, in no event shall amounts paid as interest by the Delinquent Member to the Non-Delinquent Member pursuant to this Section 2.4(d) be treated as Capital Contributions to the Company and in no event shall the Company or the Non-Delinquent Member have any obligation to repay such amounts to the Delinquent Member. If the Delinquent Member has not fully performed the cure permitted under this Section 2.4(d) by 5:00 p.m., local time in Florida, on the thirtieth (30th) day following delivery of the Delinquency Notice, then (i) the Delinquent Member’s cure rights with respect to the Delinquent Amount identified in such Delinquency Notice shall expire at such time; and (ii) the Delinquent Member’s failure to cure shall be deemed an Event of Default hereunder.

2.5. Limitations Pertaining to Capital Contributions.

(a) Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member(s). Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically provided for in this Agreement or otherwise agreed in writing by all of the Members at the time of such distribution.

(b) No Interest or Salary. No Member shall receive any interest, salary, or draws with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

(c) Liability of Members. Except as agreed upon in writings signed by the party to be bound thereby, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as agreed upon by all of the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions as provided in Sections 2.2, 2.3, and 2.4 and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company unless such Member has agreed in writing to make such Capital Contribution or loan. No Member shall have any personal liability for the repayment of the Capital Contributions or loans of any other Member to the Company. No Member shall have any obligation to restore or repay to the Company any negative balance standing at any time in such Member’s Capital Account.

(d) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require any Member to solicit or demand Capital Contributions from any Member. A Member’s obligation to make Capital Contributions cannot be assigned to any other Person without the prior written consent of such Member.

(e) Withdrawal. Except as provided in Section 8, no Member may voluntarily or involuntarily withdraw from the Company or terminate its interest therein without the prior written consent of the other Member. Subject to any applicable provisions of Section 11, any Member who withdraws from the Company in breach of this Section 2.5(e):

(i) shall be treated as an assignee of a Member’s interest, as provided in the Act;

(ii) shall not be relieved from any obligations under this Agreement, including, but not limited to, the obligation to make Capital Contributions to the Company in accordance with Sections 2.2, 2.3, and 2.4;

(iii) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act, including, without limitation, any right to exercise any voting, consent or approval rights with respect to matters that are subject to the Members’ consent or approval under this Agreement; and

(iv) shall continue to share in distributions from the Company on the same basis as if such Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that otherwise would be distributed to such Member.

The right to share in distributions granted under this Section 2.5(e) shall be in lieu of any right the withdrawn Member may have under the Act or otherwise to receive a distribution or payment of the fair value of the Member’s interest in the Company.

SECTION 3. Intentionally Omitted

SECTION 4. DISTRIBUTIONS

4.1 Distributions of Net Cash Flow. Except as provided in Section 9, distributions of Net Cash Flow, if available, shall be made to the Members on a quarterly basis, or at such more frequent intervals as the Manager may determine to be appropriate, in the following order of priority:

(a) First, to the Members in proportion to their Unreturned Contributions, if any, until the Members’ Unreturned Contributions are reduced to zero; and

(b) Second, to the Members in proportion to their respective Percentage Interests, as determined on the date of distribution.

4.2 Withholding. The Company is authorized to withhold from distributions to the Members and to pay over to any federal, foreign, state, or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state, or local law or treaty and any amounts thus withheld shall be treated as if they were actually distributed to the applicable Member. All amounts withheld pursuant to the Code or any provision of any foreign, state, or local tax law or treaty with respect to any payment, distribution, or allocation to a Member shall be treated as amounts distributed to the Member pursuant to Section 4.1 for all purposes of this Agreement. To the extent the amounts required to be withheld and paid by the Company with respect to any Member exceed the amounts then distributable to such Member under this Agreement, such Member shall contribute cash to the Company in the amount of such excess, which shall be paid by the Company to the appropriate taxing authority. Any amounts paid to taxing authorities pursuant to the immediately preceding sentence shall be treated as having been distributed to the applicable Member under Section 4.1, resulting in no net adjustment to the applicable Member’s Capital Account (as a result of such cash contributions and payments to the taxing authorities).

SECTION 5. TAX ALLOCATIONS

5.1. General Allocation Rules.

(a) General Allocation Rule. For each taxable year of the Company, subject to the application of Section 5.2, Profits and/or Losses shall be allocated to the Members in a manner that causes each Member’s Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 9.2(b)(ii) upon a hypothetical liquidation of the Company in accordance with Section 5.1(b).

(b) Hypothetical Liquidation Defined. In determining the amounts distributable to the Members under Section 9.2(b)(ii) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Code Section 704(b) and Regulations thereunder (“Book Value”), without further adjustment, (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 9.2(b) (without retention of any reserves).

(c) Special Loss Allocation. If the Company incurs Losses at any time when the Members’ Adjusted Capital Account Balances have been reduced to or below zero, such Losses shall be allocated to the Members in proportion to their Percentage Interests.

(d) Special Profits Allocation. If the Company incurs Profits at any time when the Members’ Adjusted Capital Account Balances are less than zero and the hypothetical liquidation described in Section 5.1(b) would not result in any distributions to the Members, Profits shall be allocated to the Members in proportion to their negative Adjusted Capital Account Balances, until such negative balances have been eliminated.

(e) Item Allocations. To the extent that the Members determine, upon consultation with the Company’s tax advisors, that allocations of Profits and/or Losses over the term of the Company are not likely to produce the Adjusted Capital Account Balances intended under this Section 5.1, then special allocations of income, gain, loss, and/or deduction shall be made as deemed necessary by the Members to achieve the intended Adjusted Capital Account Balances.

5.2. Regulatory Allocations. The allocations set forth in Section 5.1 are intended to comply with the requirements of Regulations Sections 1.704-1(b) and 1.704-2. If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions,” or if there is any change in the Company’s “minimum gain” or “partner nonrecourse debt minimum gain,” as defined in such Regulations, the Company shall make the following adjustments to the allocations required under this Section 5:

(a) “nonrecourse deductions,” as defined in Regulation Section 1.704-2(b)(i) shall be allocated to the Members in proportion to their Percentage Interests;

(b) “partner nonrecourse deductions,” as defined in Regulations Section 1.704-2(i)(2), shall be allocated to the Member who bears the economic risk of loss associated with such deductions, as determined in accordance with the Regulations; and

(c) in the event of a decrease in “minimum gain” or “partner nonrecourse debt minimum gain,” as defined and determined in accordance with Regulations Sections 1.704-2(d) and 1.704-2(i)(3), items of income and gain shall be allocated to the Members in the manner and to the extent required under the Regulations to comply with any requirement for a “minimum gain chargeback” under Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

In addition, if a Member receives an adjustment, allocation or distribution described in Regulations Section 1.701-1(b)(2)(ii)(d)(4), (5), or (6) and as a result thereof has a negative Adjusted Capital Account Balance (after taking into account the adjustments described in the foregoing provisions of this Section 5.2), items of income and gain shall be allocated to such Member in an amount and manner sufficient to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.3. Capital Account. A Capital Account shall be maintained for each Member in accordance with the Regulations and uniform policies and procedures established by the Manager, upon consultation with the Company’s tax advisors and consistent with the terms and conditions of this Agreement.

SECTION 6. MANAGEMENT

6.1. Management of Company. Subject to all applicable limitations, standards, requirements, and provisions set forth in this Agreement: (a) management of the Company is vested in the Manager in accordance with Section 6.2, (b) all decisions and actions concerning the Company and its affairs shall be made or taken by the Manager, without the concurrence of, or joinder by any Member, and (c) the Manager shall have the sole right to bind the Company.

6.2. Manager.

(a) Powers and Duties. Subject to the limitations of Sections 6.6 and all other applicable limitations, standards, and requirements set forth in this Agreement, the Manager shall have the right, power, authority, and duty to manage the Property and the Business. Without limiting the generality of the foregoing, the Manager shall do, accomplish, and complete all of the following in a prompt and businesslike manner:

(i) Make all reasonable expenditures and enter into contracts or agreements in connection with the Business pursuant to the terms and conditions of this Agreement;

(ii) Protect and preserve the title and interests of the Company in the Property;

(iii) Obtain at the expense of the Company all necessary insurance coverage with respect to the Property and Business in accordance with any directives of all of the Members;

(iv) Establish and maintain bank accounts for the Company and supervise the deposit and withdrawal therefrom;

(v) Market the Property for sale and enter into and execute letters of intent, agreements, deeds, and other documents and instruments with respect to the sale of all or any portion of the Property;

(vi) Execute, acknowledge and deliver any and all instruments and take such other steps as are necessary to effectuate the foregoing;

(vii) Perform all other duties otherwise described in this Agreement to be carried out by the Manager and take all actions reasonably deemed necessary by the Manager to carry out any of the above rights and duties; and

(viii) Perform such other duties as may reasonably be required to implement and supervise the day-to-day operations of the Company.

(b) Signature Power of Manager. The Manager, acting alone and without the joinder of any of the Members, shall have the power to execute and deliver documents and instruments on behalf of the Company, which shall be binding on the Company. Any Person dealing with the Company may rely, without further inquiry, upon the signature of the Manager as being binding on the Company. If requested by the Manager, the Members shall execute and deliver resolutions confirming the authority of the Manager to act for and bind the Company on matters described in such resolutions, so long as doing so is consistent with the limitations, standards, and requirements set forth in this Agreement.

6.3. Information and Meetings. Each Member (and its advisors) shall be entitled to attend all meetings and conferences (both internal meetings and those including third parties) held with respect to the Company, and shall use its best efforts to attend any meeting and conference upon the request of the Manager. The Manager shall keep the Members fully apprised, on a timely and regular basis, regarding all material matters associated with the operation of the Company, the disposition of the Property, and any other matters that relate directly to the Property or the Company. Formal meetings of the Manager and the Members may be called by the Manager or any Member upon written notice to the Manager and the (other) Members, delivered not less than five (5) Business Days before the meeting, setting forth the time and purpose or purposes of the meeting. Unless otherwise agreed upon by the Manager and the Members (which agreement may include an agreement to hold meetings by telephone conference), all meetings of the Manager and the Members shall be held at the principal office of the Company. Decisions required to be made by the Members need not occur at a formal meeting.

6.4. Member Decisions. Subject to the provisions of Sections 2.5(e), 8.3, and 11.2, all matters that are subject to the approval, or require the action of the Members under this Agreement shall require the agreement of each Member, which may be given in person or by proxy, or pursuant to a written agreement signed by each Member (with or without holding a meeting).

6.5. Required Effort; Standard of Care. The Manager shall devote such time to the Company and its Business as is appropriate to carry out the Manager’s responsibilities under this Agreement in a commercially reasonable manner, but shall not be required to devote its full time efforts to the Company. In carrying out the Manager’s responsibilities under this Agreement, the Manager shall act in a commercially reasonable manner. The Members acknowledge that the Company will be acquiring the Property subject to a number of matters affecting title thereto (the “Title Exceptions”), all as more fully set forth in the title insurance policy to be acquired by the Company in connection with the Acquisition Closing, and the Members agree that: (a) the Manager shall have no liability for causing the Company to proceed with the Acquisition Closing and acquiring the Property subject to the Title Exceptions; (b) neither the Manager, nor any Member, shall have any responsibility to take any action to cure, correct, or otherwise cause the removal of any of the Title Exceptions in connection with the Business of the Company; and (c) the Manager shall not be liable for causing the Company to comply with the Title Exceptions. The Members further agree that, if and to the extent that the Manager determines that a property manager and/or a community manager is necessary for any of the Property (among other factors, by reason of it being subject to a condominium declaration, or other covenants, condtions and restrictions, constituting Title Exceptions), such services are not part of the scope of the Manager’s responsibilities under this Agreement and the Manager shall cause the Company to retain the services of a third-party to perform such property management and/or community management services, in which event the costs thereof shall be Mandatory Expenses.

6.6. Acts Requiring Member Approval. Subject to Sections 2.5(e), 8.3, and 11.2, but notwithstanding any other provision of this Agreement to the contrary, the following matters shall require the approval of all of the Members, which may be withheld in the sole and absolute discretion of each Member:

(a) Incurring any cost, expense, or obligation other than Mandatory Expenses if the Company does not have funds available (from additional Capital Contributions or otherwise) to satisfy such cost, expense, or obligation;

(b) Borrowing or incurring any obligation for borrowed funds in any amount, except as required under the Purchase Agreement at the Acquisition Closing;

(c) The construction of any improvements by or on behalf of the Company to any of the Property;

(d) Admitting a new Member to the Company (other than as specifically authorized under Section 8);

(e) The institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company, confession of any judgment against the Company or any property of the Company, submitting a Company claim to arbitration, or releasing, compromising, assigning, or transferring any claims, rights, or benefits of the Company;

(f) Engaging any Person as an employee of the Company;

(g) Accepting contributions or making distributions in a form other than cash;

(h) Possessing any asset or property of the Company or assigning the rights of the Company in specific assets or property other than exclusively for the benefit of the Company;

(i) Any merger, consolidation, or other similar arrangement of the Company, or the entry by the Company into any joint venture, partnership, limited liability company, or other entity or business combination;

(j) Making, executing, or delivering on behalf of the Company any assignment for the benefit of creditors, or any guarantee, indemnity bond, or surety bond, or obligating the Company as a surety, guarantor, or accommodation party to any obligation of a Person other than the Company;

(k) Making loans of Company funds to any Person;

(l) Acquiring any real property (by lease, purchase, or otherwise) other than the Property acquired in connection with the Purchase Agreement;

(m) Except for the transaction contemplated by the Purchase Agreement, entering into or consummating any transaction or arrangement with Manager and/or any Member or any Affiliate of Manager and/or any Member, or any other transaction involving an actual or potential conflict of interest;

(n) Any amendment to this Agreement;

(o) An act that is outside the scope of the Business;

(p) The dissolution of the Company pursuant to Section 9.l(c);

(q) Filing, consenting to, or acquiescing in any act or event that would constitute an event of bankruptcy with respect to the Company;

(r) Entering into any contract or arrangement that imposes personal liability for payment or performance by any Member, except as otherwise expressly provided for herein; and

(s) Any other matter for which this Agreement requires the approval or consent of the Members.

6.7. Compensation and Reimbursement of Manager/Members. The Manager, the Members, and their respective Affiliates shall be entitled to reimbursement from the Company for costs incurred by them in connection with the performance of their duties hereunder solely as and to the extent approved by all of the Members. The Company’s costs for such expenses shall be amounts actually paid therefor to non-Affiliate third-parties. Except as provided in the foregoing provisions of this Section 6.7, the Manager, the Members, and their respective Affiliates shall not be entitled to compensation or reimbursement of expenses from the Company.

6.8. Limitations on Liability; Indemnity. Neither the Manager, nor any Member, nor any of their respective Affiliates (each, an “Actor”) shall be liable to the Company or any Member for actions taken in good faith by the Actor in connection with the Company or its business; provided that the Actor shall in all instances remain liable for acts in breach of this Agreement or that constitute bad faith, fraud, willful misconduct or gross negligence. The Company, its receiver or trustee shall indemnify, defend, and hold harmless each Actor, to the extent of the Company’s assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), for, from, and against any Losses incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the Business of the Company; provided that no Actor shall be indemnified for claims based upon acts performed or omitted in material breach of this Agreement or that constitute bad faith, fraud, willful misconduct, or gross negligence.

SECTION 7. BOOKS AND RECORDS

7.1. Books and Records. Meritage shall keep adequate books and records at its place of business or at the Company’s office, at Meritage’s election, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company for which information with respect thereto has been provided to Meritage. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect, copy, and audit the contents of such books or records. At the request of any Member, the Company’s financial books and records shall be audited (not more frequently than annually) at the expense of the Company, by a firm of independent certified public accountants selected by all of the Members (who shall select all accountants and auditors for the Company), and the costs of the audit shall be treated as Mandatory Expenses for purposes of this Agreement.

7.2. Tax Matters. Meritage shall cause tax returns to be prepared for the Company as soon as reasonably practicable after the end of each fiscal year of the Company and shall cause tax information to be delivered to each Member as reasonably necessary for the filing of tax returns by such Member. All decisions with respect to any tax election, and tax return to be filed by the Company, and any position to be taken on any such return, or otherwise, shall be made by all of the Members. The cost of preparing and filing such returns shall be born by the Company (and shall be treated as Mandatory Expenses for all purposes of this Agreement). Meritage shall be the “tax matters partner” pursuant to the Code. The tax matters partner will promptly deliver to all Members copies of any and all correspondence received as tax matters partner and shall keep all Members apprised of any oral discussions in its capacity as tax matters partner.

SECTION 8. TRANSFER OF COMPANY INTERESTS; NEW MEMBERS; DEFAULT REMEDY

8.1. General. No Member shall Transfer all or any portion of its interest in the Company, or permit any Person (an “Interest Holder”) that holds a direct or indirect interest in such Member to Transfer any part of such interest, except for Transfers (a) approved in writing by all of the Members, (b) permitted under Section 8.2, or (c) that are Excluded Transfers. A transferee of a Member’s interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.4. Any purported Transfer that does not comply with the provisions of this Section 8 shall be void and of no force or effect.

8.2. Permitted Transfers.

(a) Notwithstanding Section 8.1, a Member shall be permitted to Transfer, at any time and from time to time, all, but not less than all, of its interest in the Company to a Permitted Assignee or to issue interests in such Member to a Permitted Assignee, and an Interest Holder shall be permitted to Transfer at any time and from time to time, all or any part of its interest in such Member to a Permitted Assignee. For this purpose, “Permitted Assignee” means with respect to a particular Member or an Interest Holder, a Person that is a Related Party. The subsequent Transfer of any interest in the Company by a Permitted Assignee shall be subject to the same restrictions of this Section 8 in the same manner as if the interest in the Company to be Transferred was still owned by the Member from whom such Permitted Assignee acquired such interest in the Company; and for this purpose references herein to a Transfer by a Member (or a specific Member), shall include any Transfer by the Permitted Assignee(s) that acquired such Member’s interest in the Company, and references to a specific Member by name shall include its Permitted Assignees.

(b) If a Member Transfers its entire interest in the Company to a Permitted Assignee, such Permitted Assignee shall become a Substituted Member upon execution of instruments satisfactory in form and substance to the other Member(s), whereby the Permitted Assignee agrees to be bound by all terms and conditions of this Agreement that were applicable to the transferring Member, and shall be admitted as a Member in the Company effective immediately prior to the effective date of the Transfer (as set forth in Section 8.5), and, immediately following such admission, the assigning Member shall cease to be a Member of the Company.

8.3 Assignee of Member’s Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 8.1 (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Section 8.4, then subject to Sections 8.6 and 11, such Person:

(a) shall be treated as an assignee of a Member’s interest, as provided in the Act;

(b) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under the Act or this Agreement (including, without limitation, any management, voting, or consent rights under this Agreement); and

(c) shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member, subject to Section 2.5(e), if applicable.

8.4. Substituted Members. Except as provided in Section 8.2, no Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of all of the Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

8.5. Effective Date of Transfer. Any valid Transfer of a Member’s interest in the Company, pursuant to the provisions of this Section 8 shall be effective as of the close of business on the day preceding the closing of the transaction evidencing the Transfer. The Company shall, from the effective date of such Transfer, thereafter pay all further distributions on account of the interest so Transferred to the transferee of such interest. As between any Member and its transferee, the profits and losses of the Company for federal, state, and local income tax purposes for the fiscal year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Members.

8.6. Event of Default. Any Transfer (or purported Transfer) of an interest of a Member or Interest Holder in violation of Section 8.1 shall be treated as an Event of Default under this Agreement with respect to the affected Member and the provisions of Section 11.2 shall apply with respect to such Event of Default.

8.7. Additional Limitations on Transfer. No Transfer of any interest in the Company may be effectuated unless in the opinion of the Company’s counsel the Transfer (a) would not result in a breach or, or acceleration of obligations under, any provision of any document evidencing or securing any obligation of the Company and/or with respect to the Property or any other major contract to which the Company is a party; (b) would comply with the Securities Act of 1933 and applicable securities laws of any other jurisdiction; and (c) would not violate any other applicable laws, provided that the provisions of this Section 8.7 may be waived by the Members. The Member who desires to Transfer an interest in the Company shall be responsible for all legal fees incurred in connection with said opinion.

SECTION 9. DISSOLUTION AND TERMINATION

9.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:

(a) December 31, 2015;

(b) The sale of all or substantially all of the Property and the collection of the proceeds of such sale;

(c) The unanimous election by the Members to dissolve the Company; or

(d) The entry of a judicial decree of dissolution under Section 18-802 of the Act.

9.2. Winding Up.

(a) General Matters. Following the dissolution of the Company, as provided in Section 9.1, the Manager or, in the absence of a Manager, any person appointed by the Members at such time, shall wind up the Company as provided in Section 18-803 of the Act. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

(b) Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Manager and the Members shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 6. The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i) To the payment and discharge of all of the Company’s debts and liabilities, including those to Members who are creditors in the order of priority required by law, and to the establishment of any necessary reserves (including, without limitation, reserves for insurance deductibles); and

(ii) To the Members in accordance with Section 4.1.

9.3 Certificate of Cancellation. When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed by the Manager, or if there is no Manager, by any remaining Member, with the Delaware Secretary of State.

SECTION 10. Intentionally Omitted

SECTION 11. DEFAULT AND REMEDIES

11.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall constitute an event of default and the Member so defaulting (herein referred to as the “Defaulting Member”) shall thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Member (other than with respect to any notice specifically required by this Agreement):

(a) Specified Matters. The occurrence of any event specifically designated an Event of Default under this Agreement;

(b) Bad Acts. Any act or omission on the part of such Member (in its capacity as a Member or as the Manager, as applicable) that amounts to a material breach of this Agreement, bad faith, fraud, willful misconduct, or gross negligence in connection with the Business;

(c) Retirement, Resignation, or Withdrawal. The retirement, resignation, or withdrawal, or attempted retirement, resignation, or withdrawal, by a Member from the Company in violation of this Agreement without the prior written consent of the non-defaulting Member;

(d) Dissolution or Liquidation. Any dissolution or liquidation of a Member or the taking of any action by its owners, members, managers, partners, directors, majority stockholder, or Parent looking to the dissolution or liquidation of such Member, unless either (i) the business of such Member is carried on without termination; or (ii) substantially all assets of the Member, including its interests in the Company, are transferred or are to be transferred to a Related Party or to a Person acquiring substantially all of the assets of the Parent of such Member, whether by purchase, contribution, merger, or change of control resulting from stock transfers in a Parent that is publicly traded;

(e) Voluntary Bankruptcy. The bankruptcy of a Member, which means: (i) the inability of the Member generally to pay its debts as such debts become due, or an admission in writing by the Member of the Member’s inability to pay the Member’s debts generally or a general assignment by the Member for the benefit of creditors; (ii) the filing of any petition or answer by the Member seeking to adjudicate the Member as bankrupt or insolvent, or seeking for the Member any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Member or the Member’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for the Member or for any substantial part of the Member’s property; or (iii) any action taken by the Member to authorize any of the actions set forth above;

(f) Involuntary Bankruptcy. The involuntary bankruptcy of a Member, which means, without the consent or acquiescence of the Member, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of the Member, the entering of an order appointing a trustee, custodian, receiver, or liquidator of the Member or of all or any substantial part of the property of the Member, which order shall not be dismissed within ninety (90) days; or

(g) Breach. The occurrence of any of the following events; provided that if any of such events reasonably is susceptible of cure, such event shall not constitute an Event of Default unless such occurrence is not cured within a Reasonable Period after notice of such default is given by the other Member:

(i) If any material representation, warranty, or other statement of fact contained in this Agreement or in a writing, written certificate, written report, or written statement at any time furnished to the Company or the other Member by or on behalf of the Member pursuant to or in connection with this Agreement shall be false or misleading in any material respect;

(ii) A Member’s failure to perform any other material obligation, act, or acts required of that Member by the provisions of this Agreement (other than those referred to in Section 11(a) through (f), inclusive).

11.2. Remedies. Upon the occurrence of and thereafter during the continuance of an Event of Default:

(a) The Defaulting Member shall lose all voting, consent, and approval rights hereunder with respect to matters that are otherwise subject to the Members’ consent or approval under this Agreement, and, notwithstanding anything in this Agreement to the contrary, such Defaulting Member shall not be considered for purposes of satisfying any quorum, voting, consent, or approval requirements, including, without limitation, any requirement for unanimous consent or approval;

(b) If the Defaulting Member is also the Manager, the non-defaulting Member shall have the right to remove the Manager and appoint a new Manager;

(c) The non-defaulting Member shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity; and

(d) The Company shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity.

11.3. Non-Exclusive Remedies. The resort to any right or remedy pursuant to Section 11.2 or any other provision of this Agreement shall not, for any purpose, be deemed to be a waiver of any other remedy otherwise available hereunder or under applicable law. Further, notwithstanding the election of the non-defaulting Member and/or the Company to pursue any right or remedy under Section 11.2 or any other provision of this Agreement, each of the Company and the non-defaulting Member may, unless specifically provided otherwise in this Agreement, seek action to enjoin the Defaulting Member, seek to obtain specific performance of the Defaulting Member’s obligations, seek to obtain any and all damages, losses, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred as a result of such Event of Default against the Defaulting Member, or resort to any of the other remedies then available to the Company or such Member, as applicable.

SECTION 12. MISCELLANEOUS

12.1. Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by FedEx or any other courier service guaranteeing overnight delivery, addressed to any Member at the address appearing below such Person’s name on Schedule 2.1, or by facsimile transmission to the facsimile number set below such Person’s name on Schedule 2.1 (followed by notice by mail, or by FedEx or other courier service), or if to the Company, by notice to each Member as herein provided, or to such other address as the parties may from time to time specify by notice in accordance with this Section 12.1. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address; provided that notices received on a day that is not a Business Day, or after 5:00 p.m. (at the location to which delivery is to be made) on a Business Day shall be deemed received on the next Business Day. Notice to a party shall not be effective unless and until each required copy of such notice specified on Schedule 2.1 (or as the parties may from time to time specify by notice in accordance with this Section 12.1) is given. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party. Any telephone numbers and email addresses set forth on Schedule 2.1 are provided for convenience only and shall not alter the manner of giving notice set forth in this Section 12.1.

12.2. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Manager, the Members, and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.3. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Manager or any Member.

12.4. Time. Time is of the essence with respect to this Agreement. In the event that the last day for performance of an act or the exercise of a right under this Agreement falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day thereafter.

12.5. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

12.6. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remainder of this Agreement.

12.7. Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

12.8. Additional Documents. Each Member, upon the request of any other Member, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

12.9. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, and singular or plural, as the identity of the Person or Persons may require.

12.10. Arbitration; Choice of Forum; Governing Law.

(a) Except as set forth in Section 12.10(b) below, any controversy, claim, or dispute between the parties hereto arising from or in connection with or related to this Agreement or the rights of the parties hereunder, whether based on contract, tort, or otherwise (collectively, “Arbitrable Disputes”), shall be resolved pursuant to an arbitration proceeding (“Arbitration Proceeding”) on the terms set forth on Schedule 12.10 attached hereto. The parties shall use all commercially reasonable efforts to settle all potential Arbitrable Disputes without resorting to mediation, arbitration, or otherwise.

(b) The provisions of Section 12.10(a) shall in no way limit the right of any Member to exercise self-help remedies or to obtain provisional, ancillary, or equitable remedies (including without limitation temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after, or during the pendency of any Arbitration Proceeding. The exercise of such remedy shall not waive the right of any Member to resort to arbitration. The Members each acknowledge and agree that to the extent any legal proceeding other than an Arbitration Proceeding is permitted by this Section 12.10(b), a court of appropriate jurisdiction in the State of Florida, and the associated federal and appellate courts, shall have exclusive jurisdiction over such legal proceeding.

(c) The laws of the State of Delaware, including, without limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members of the Company. Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any Arbitration Proceeding or any legal proceeding brought pursuant to Section 12.10(b), or to apply or interpret the procedural rules applicable to any Arbitration Proceeding or any legal proceeding brought pursuant to Section 12.10(b), the internal laws of the State of Florida (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.

12.11. Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the Company’s property.

12.12. Counterpart Execution; Facsimile Signatures. This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Manager and all of the Members had signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

12.13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. All prior agreements among the parties with respect to the subject matter of this Agreement, whether written or oral, are merged herein and shall be of no force or effect. This Agreement can be modified or amended only upon the written consent of all Members.

12.14. Representations and Warranties. Each Member represents and warrants to the Company and to each other Member that:

(a) It has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof;

(b) It has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(c) It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

(d) It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(e) It has been afforded the same access to the books, financial statements, records, contracts, documents, and other information concerning the Company and the prospective business of the Company as has been afforded each other Member, and has been afforded an opportunity to ask such questions as it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;

(f) It has performed its own due diligence with respect to its interest in the Company and the Property and is relying on that due diligence in making this investment, and that it is not relying on any other Member, or any of the other Member’s Affiliates, with respect to tax, suitability, or other economic considerations;

(g) It has not received any assurances from anyone, including the other Member, that it will receive any return on its Capital Contributions, and that it is aware that its investment in the Company has substantial risks, including, without limitation, the risk of changes in the Lee County and/or Collier County, Florida real estate market and risk of the use of substantial leverage, and that it may lose all of its Capital Contributions;

(h) This Agreement constitutes a legal, valid, and binding obligation of the Member enforceable against the Member in accordance with its terms;

(i) Such Member, if an Entity, is duly organized, validly existing, and in good standing under the laws of the state of its formation or incorporation, as applicable, and has full power and authority to enter into this Agreement and to perform the terms and provisions hereof;

(j) The execution, delivery, and performance of this Agreement by such Member have been duly authorized by all necessary limited liability company and corporate action and the Persons executing this Agreement and all documents related thereto on behalf of such Member are fully authorized to do so. No consent of any person exercising control (as such term is defined in the definition of Related Party) over such Member or any judicial or administrative body or other governmental authority or any other Person or party is required for such execution, delivery, or performance (or, if required, such consent already has been obtained);

(k) The execution, delivery, and performance of this Agreement by the Member do not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject, which conflict, violation, or breach would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company; and

(l) No Member has made or is making, and each Member specifically negates and disclaims, any representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, or with respect to any fact or condition relating to or that has affected or might affect the Property, including, without limiting the generality of the foregoing: (i) the value, nature, quality, or condition of the Property, including, without limitation, the water, soil, and geology; (ii) the income to be derived from the Property; (iii) the compliance of or by the Property or its operation with any laws, rules, ordinances, or regulations of any applicable governmental authority or body (including, without limitation, environmental protection, pollution, land use, zoning, development, or regional impact laws); (iv) the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Property; (v) the existence in or on any of the Property of any wastes, materials, substances, pollutants, and other matters regulated by any federal, state, or local law, ordinance, or regulation relating to environmental conditions, including, without limitation, soil and groundwater conditions; or (vii) the content, suitability, or sufficiency of any plans, plats, drawings, specifications, reports, studies, and/or documents relating to all or any part of any of the Property.

12.15. Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.15:

“Acquisition Closing” means the closing of the Company’s acquisition of the Property, in accordance with the Purchase Agreement.

“Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Actor” has the meaning given that term in Section 6.8.

“Additional Capital Contributions” has the meaning given that term in Section 2.3, and shall include, without limitation, any other amounts that this Agreement specifies will be treated as Additional Capital Contributions.

“Adjusted Capital Account Balance” means an amount with respect to any Member equal to the balance in such Member’s Capital Account at the end of the relevant fiscal year, after taking into account contributions and distributions during such fiscal year and after increasing the balance in such Member’s Capital Account by any amount which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person; (c) any officer, director, manager, managing member, or general partner of such Person; or (d) any Person who is an officer, director, manager, managing member, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (a) through (c) of this definition. For purposes of clause (a) of this definition, two or more Persons shall be deemed to be under common control if there is a ten percent (10%) or greater overlap in the ownership of any classes of equity in such Persons.

“Agreement” means this Limited Liability Company Agreement, as set forth in the introductory paragraph hereof, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Application for Registration” has the meaning given that term in Section 1.9.

“Arbitrable Disputes” has the meaning given that term in Section 12.10(a).

“Arbitration Proceeding” has the meaning given that term in Section 12.10(a).

“Bank Account” means a bank account established by the Company at a financial institution approved by the Members.

“Book Value” has the meaning given that term in Section 5.l(b).

“Business” has the meaning given that term in Section 1.4(e).

“Business Day” means any day that is not a Saturday, Sunday, or, in Lee County and Collier County, Florida, a day on which banking institutions are authorized or required by law to close.

“Capital Account” means the capital account maintained for each Member in accordance with Section 5.3.

“Capital Contribution” means, with respect to any Member, the amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement, including, without limitation, any Additional Capital Contributions.

“Certificate” has the meaning given that term in Section 1.9.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

“Contribution Notice” has the meaning given that term in Section 2.3.

“Defaulting Member” has the meaning given that term in Section 11.1.

“Delinquency Notice” has the meaning given that term in Section 2.4(a).

“Delinquent Amount” has the meaning given that term in Section 2.4(a).

“Delinquent Member” has the meaning given that term in Section 2.4(a).

“Disproportionate Contributions” has the meaning given that term in Section 2.4(b)(i).

“Entity” means any Person other than an individual.

“Event of Default” means the occurrence of any act or omission that is described as an Event of Default in Section 11.1.

“Excluded Transfer” means any of the following events, to the extent they would otherwise be treated as Transfers under the definition thereof: (a) the sale, assignment, contribution, or distribution of all or substantially all of the assets and properties of a Member (including the Member’s interest in the Company) or an Interest Holder (including the Interest Holder’s interest in the applicable Member) to a Related Party of such Member or Interest Holder, as applicable; (b) the change in ownership of any Related Party of such Member that has equity securities that are publicly traded; or (c) the sale of all or substantially all of the assets of a Parent, any change of control of a Parent, or any merger or consolidation involving a Parent.

“Independent Activities” and “Independent Activity” have the meanings given those terms in Section 1.10(a).

“Interest Holder” has the meaning given that term in Section 8.1.

“Manager” means Mandell and any Person that succeeds as Manager of the Company pursuant to Section 2.1(a).

“Mandatory Expenses” means any of the following: (a) costs approved by the Members to the extent that the Members have agreed in writing to make Capital Contributions to pay such costs; (b) routine costs necessarily incurred by the Company in connection with holding and maintaining the Property, such as, but not limited to, property taxes and assessments; and (c) any costs specified as Mandatory Expenses in this Agreement, but in no event shall Mandatory Expenses include payments on any note or mortgage executed by the Company in connection with the Acquisition Closing pursuant to the terms and conditions of the Purchase Agreement.

“Mandell” has the meaning given that term in the initial paragraph of this Agreement.

“Member” means any Person identified as a Member of the Company in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, “Member” shall be deemed to refer also to such Person. “Members” refers collectively to all Persons who are designated as a “Member” pursuant to this definition, until such time as any such Person ceases to be a member of the Company in accordance with this Agreement or the Act.

“Member Loan” has the meaning given that term in Section 2.4(b)(ii).

“Meritage” has the meaning given that term in the initial paragraph of this Agreement.

“Net Cash Flow” means the gross cash proceeds from Company operations (including from sales, dispositions, or refinancings of Company property), less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Members.

“Non-Delinquent Member” has the meaning given that term in Section 2.4(a).

“Parent” means any Person that holds, directly or indirectly, more than fifty (50%) of the outstanding equity securities, or comparable equity interests, of a Member.

“Percentage Interest” means, with respect to a particular Member, that Member’s interest, expressed as a percentage, in certain distributions of the Company, as set forth in this Agreement. The initial Percentage Interests of each Member shall be fifty-five percent (55%) for Mandell, and forty-five percent (45%) for Meritage.

“Permitted Assignee” has the meaning given that term in Section 8.2(a).

“Person” means any individual, partnership, corporation, trust, limited liability company, or other entity.

“Prime Rate” means the highest prime rate of interest published in the then most recent edition of the Wall Street Journal, Western Edition (if such edition is then published), or any successor publication.

“Profits” and/or “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to Sections 5.1(e), 5.2 and 5.3, and otherwise reasonably adjusted by the Members to comply with Regulations Sections 1.704-1(b) and 1.704-2(b).

“Property” has the meaning given that term in Section 1.4(b).

“Purchase Agreement” means that certain Purchase and Sale Agreement executed concurrently herewith with respect to certain parcels of real property located in Lee County Florida and certain parcels of real property located in Collier County Florida; under which the Company is the buyer and Meritage Homes of Florida, Inc. is the seller.

“Reasonable Period” means, with respect to any Defaulting Member, a period of thirty (30) calendar days after such Defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such Defaulting Member commences to cure the breach within such 30-day period, for so long as such defaulting Member diligently prosecutes the cure to completion, up to a maximum of the lesser of (a) ninety (90) calendar days, or (b) the period of time allowed for such performance under any loan documents applicable to the Company and/or the Property.

“Related Party” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition of Related Party, the term “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two or more Persons, means direct or indirect, record or beneficial, ownership of at least fifty percent (50%) of the outstanding equity, capital, or right to profits of such Person.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Transfer” means any change in the ownership of any interest in the Company or in a Member (an “Ownership Interest”), whether made voluntarily, involuntarily, directly, indirectly or by operation of law, including, but not limited to, the following: (1) a sale, assignment, contribution, distribution, gift or other transfer of an Ownership Interest to any Person; (2) a transfer of an Ownership Interest to the personal representative of the estate of a Person upon such Person’s death, and any subsequent transfer of an Ownership Interest from such personal representative to the heirs or devisees of the deceased Person under his will or by the laws of descent and distribution; (3) a transfer of an Ownership Interest to a judicially appointed personal representative as a result of the adjudication by a court of competent jurisdiction that the transferring Person is mentally incompetent to manage his person or property; (4) a transfer of an Ownership Interest to the transferring Person’s spouse or former spouse, or heirs of such spouse or former spouse, in connection with a division of their community or other property upon the death of the transferring Person, divorce or the death of such spouse; (5) a general assignment for the benefit of creditors, or any assignment to a creditor resulting from the creditor’s foreclosure upon or execution against any Person holding an Ownership Interest; (6) the filing of a voluntary bankruptcy petition; (7) the adjudication of any Person holding an Ownership

Interest as bankrupt or insolvent or the entry of an order for relief under the United States Bankruptcy Code against any Person holding an Ownership Interest; (8) the filing of a petition or answer by any Person holding an Ownership Interest seeking for such Person’s reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (9) the filing of an answer or other pleading by any Person holding an Ownership Interest admitting or failing to contest the material allegations of a petition filed against such Person in a bankruptcy, insolvency, reorganization or similar proceeding; (10) the seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any Person holding an Ownership Interest or of all or any substantial part of such Person’s property; (11) if a Person holding an Ownership Interest is a general or limited partnership, the dissolution and commencement of winding up of the partnership; (12) if a Person holding an Ownership Interest is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter; (13) if a Person holding an Ownership Interest is another limited liability company, the filing of articles of dissolution or termination or their equivalent for the limited liability company; (14) if a Person holding an Ownership Interest is an Entity, any change in the control or majority ownership of such Person to another Person that is not a Related Party of the transferring Person; or (15) the sale, transfer, or other disposition of all or substantially all of the assets of a Person.

“Unreturned Contributions” means, with respect to each Member, an amount equal to (a) the Member’s Capital Contributions to the Company, minus (b) all distributions to such Member pursuant to Section 4.1(a) (and, any amounts returned to such Member pursuant to Section 2.4(b)(i), unless such amounts have been recontributed to the Company pursuant to Section 2.4(b)(i)).

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Members have executed and entered into this Limited Liability Company Agreement of M&M FORT MYERS HOLDINGS, LLC as of the date first set forth above.

Meritage Paseo Crossing, LLC,
an Arizona limited liability company

By:	/s/ LARRY W. SEAY
Name:	Larry W. Seay
Title:	Executive Vice President

Mandell Ft. Myers, LLC, a Florida limited liability company

By:	/s/ ROBERT A. MANDELL
Robert A. Mandell, Managing Member

SCHEDULE 2.1

Members

Meritage

Meritage Paseo Crossing, LLC

17851 N. 85th Street, Suite 300

Scottsdale, Arizona 85255

Attention: Larry Seay

Telephone: 480-515-8003

Facsimile: 480.998.9178

Email: larry.seay@meritagehomes.com

with a copy to:	and with an additional copy of any notice of default, Event of Default, breach, or claim to:
Meritage Paseo Crossing, LLC
17851 N. 85th Street, Suite 300	Meritage Homes Corporation
Scottsdale, Arizona 85255	17851 N. 85th Street, Suite 300
Attention: Mel Faraoni	Scottsdale, Arizona 85255
Telephone: 480-515-8008 Facsimile: 480-375-2915	Attention: General Counsel – THIS NOTICE MAY REQUIRE IMMEDIATE ATTENTION
Email: mel.faraoni@meritagehomes.com	Facsimile: 480.998.9178

Mandell

Mandell Ft. Myers, LLC

P. O. Box 2106

Winter Park, FL 32790-2106

Attn: Robert Mandell

Facsimile: 407.599.0004

Telephone: 407.599.0001

E-mail: bobbymand@aol.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, FL 32801

Attn: William A. Beckett

Facsimile: 407.843.4444

Telephone: 407.418.6415

E-mail: william.beckett@lowndes-law.com

Schedule 2.1 – Page 1

SCHEDULE 2.2

Initial Capital Contributions

Mandell: Forty-Six Thousand Seven Hundred and Fifty Dollars ($46,750)

Meritage: Thirty-Eight Thousand Two Hundred and Fifty Dollars ($38,250)

Schedule 2.2 – Page 1

Schedule 12.10

Arbitration of Disputes

Arbitration Proceedings shall be conducted as follows:

1. Location. The location for an Arbitration Proceeding shall be as mutually agreed by the Members, but failing such agreement within ten (10) days of a written request by any Member, the Arbitration Proceeding shall be conducted in the offices of the American Arbitration Association (“AAA”) in Orlando, Florida as determined by the arbitrator(s).

2. Rules and Selection of Arbitrator(s). Each Arbitration Proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“Rules”) then in effect (provided that in the event of any conflict between such Rules and this Schedule, the terms of this Schedule shall control). In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the Arbitrable Dispute in question would be barred by any applicable statute of limitations. The arbitrator(s) shall be selected in accordance with the Rules. If the amount in controversy is less than One Million Dollars ($1,000,000), the matter shall be heard by a single arbitrator. If the amount in controversy is equal to or greater than One Million Dollars ($1,000,000), the matter shall be heard by a panel of three arbitrators, in which event all decisions made by the panel shall be by majority vote. For purposes of determining whether an Arbitration Proceeding shall be heard by one arbitrator or by three, the term “amount in controversy” shall mean the dollar amount sought by either the Member initiating the Arbitration Proceeding or the Member responding to the Arbitration Proceeding, whichever is greater.

3. Powers of Arbitrator(s). The arbitrator(s) shall have the power to grant all appropriate legal and equitable relief (both by way of interim relief and as a part of its final award), other than punitive damages and any remedies applicable to a breach for which the sole and exclusive remedies are specified in this Agreement (in which event the arbitrator shall have the power to grant only such appropriate legal and equitable relief as is consistent with such specified remedies), as may be granted by any court of the State of Florida, to carry out the terms of this Agreement (e.g., declaratory and injunctive relief and damages). The Members expressly waive any right to punitive damages arising out of any Arbitrable Dispute. All awards and orders of the arbitrator(s) (including, but not limited to interim relief) shall be final and binding subject to confirmation, correction, or vacation pursuant to any applicable Florida law.

4. Discovery. It is the intention of the Members that all Arbitration Proceedings be conducted as expeditiously as reasonably possible in keeping with fairness and with a minimum of legal formalities. Accordingly, the Members agree that, in scheduling the arbitration hearing and all pre-hearing matters, the arbitrator or arbitration panel (as the case may be) shall be advised of the Members’ desire for expedition, and shall request that all dates and deadlines be established accordingly, taking into account the nature and complexity of the Arbitrable Dispute. The Members agree that only limited discovery should be allowed in an Arbitration Proceeding. Unless otherwise ordered by the arbitrator(s) on a showing of substantial need, each side shall be limited to one document production request and one deposition.

Schedule 12.10 – Page 1

5. Timing. In furtherance of the intent of the Members expressed in the first sentence of paragraph 4 of this Schedule, and unless modified by the arbitrator(s) upon a showing of good cause, all Arbitration Proceedings shall proceed upon the following schedule: (a) within one (1) month from the service of the notice of the request to arbitrate, the parties shall select the arbitrator(s); (b) within fifteen (15) days after selection of the arbitrator(s), the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (c) all discovery allowed by the arbitrator(s) shall be completed within forty-five (45) days following the pre-arbitration conference; (d) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one (1) month following the discovery cut-off; (e) the arbitration shall be scheduled to commence no later than one (1) month after the decision on all pre-arbitration motions but in any event no later than five (5) months following the service of the notice of arbitration; and (f) the arbitrator(s) shall render his or her or their written decision (including without limitation any and all findings of fact and conclusions of law) within one (1) month following the submission of the matter. The Members intend the foregoing schedule to be an outside maximum timetable, and nothing herein shall prevent the arbitrator(s) from ordering a shorter timetable if the arbitrator(s) conclude(s) that the same is warranted by the circumstances of any particular Arbitration Proceeding.

6. Transcript. All proceedings involving the Members in an Arbitration Proceeding shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the Members.

7. Costs. The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator(s), for good cause, determine(s) otherwise. A post-arbitration proceeding to determine costs, if needed, shall be held within ten (10) days of notice of the award. Costs and fees of the arbitrator(s) (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator(s) for good cause determine(s) otherwise. Costs and fees payable in advance shall be advanced equally by the Members, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

8. Reconsideration. Upon receipt of the written opinion of the arbitrator(s), any Member shall have the right within ten (10) days to file with the arbitrator(s) a motion to reconsider, and the arbitrator(s) shall then reconsider the issues raised by the motion, may allow the other Member an opportunity to respond thereto, and shall either confirm or change the decision within ten (10) days after such filing, or within ten (10) days of the filing of a response, if a response is permitted. A decision shall be final and conclusive upon the Members when the time for reconsideration set forth above has passed or when such decision has been revised or confirmed. Any such reconsideration is part of the arbitration process and shall not be considered an expansion of the statutorily provided grounds for judicial review of the arbitration decision pursuant to applicable law. The costs (other than the attorneys’ fees of the respective parties) of a motion for reconsideration and related proceedings shall be borne by the non-prevailing party with respect to such motion, unless the arbitrator(s) for good cause determine(s) otherwise.

Schedule 12.10 – Page 2

9. Specific Enforcement. The terms of this Schedule shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator(s) shall be final (subject to confirmation, correction, or vacation as set forth in any applicable Florida law) and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

10. Interest on Award. Any monetary award of the arbitrator(s) may include interest at the Prime Rate plus three percent (3%), which interest shall accrue from the date the claim, dispute, or other matter in question was rightfully due and payable under the Agreement until the date the award is paid to the prevailing party.

11. Extraordinary Remedies. No provision of this Schedule shall limit the right of any Member to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any Arbitration Proceeding. The exercise of such remedy shall not waive the right of any Member to resort to arbitration.

12. Severability. In case any provision in this Schedule shall be invalid, illegal, or unenforceable, such provision shall be severable from the remainder of this Schedule and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Schedule 12.10 – Page 3